UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, in June 2008, The Prudential Insurance Company of America (“Prudential Insurance”), a wholly owned domestic insurance subsidiary of the registrant, became a member of the Federal Home Loan Bank of New York, or FHLBNY. Membership allows Prudential Insurance to participate in FHLBNY’s product line of financial services, including funding agreements, general asset/liability management, and collateralized advances that can be used for liquidity management.

As previously disclosed, under guidance of the New Jersey Department of Banking and Insurance, the fair value of qualifying mortgage-related assets and U.S. Treasury securities that can be pledged as collateral by Prudential Insurance to FHLBNY is limited to 5% of the prior year’s admitted assets of Prudential Insurance on a statutory basis, exclusive of separate account assets, which equates to $7.7 billion based on admitted assets as of December 31, 2007. Based on this permitted amount, the qualifying fair value of assets available at Prudential Insurance, and net of the 4.5% activity based stock Prudential Insurance would be obligated to purchase from FHLBNY based on maximum borrowings, the estimated total borrowing capacity with the FHLBNY was $6.3 billion as of December 31, 2008.

Between October 8, 2008 and February 13, 2009, funds advanced by FHLBNY to Prudential Insurance totaled $4.0 billion, with maturities ranging from six months to four years and at fixed interest rates or floating rates based on LIBOR, of which $3.0 billion was outstanding as of December 31, 2008. As of February 13, 2009, of the $4.0 billion total funds advanced, $1.9 billion is invested in cash and short term investments at Prudential Insurance and $2.1 billion was used to support our businesses and for purchases of the requisite FHLB activity based stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2009

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name: Brian J. Morris Title: Assistant Secretary